Rand Logistics, Inc.

RAND LOGISTICS COMMENCES SERVICE OF JONES ACT COMPLIANT SELF-UNLOADING VESSEL

New York, NY – October 31, 2012 – Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”), announced the christening and commencement into service of the Jones Act compliant tug Defiance and the self-unloading barge Ashtabula. The articulated tug/barge vessel (“ATB”) was acquired on December 1, 2011. Modifications required for Great Lakes service began in May 2012 and have now been completed. The vessel was originally scheduled for delivery in early August but was delayed due to complexities in the conversion process. The total invested cost of the ATB is substantially less than the new build cost of a similarly-sized Jones Act compliant vessel. This ATB unit is the Company’s sixteenth vessel. The Ashtabula loaded sand in Brevort, Michigan for delivery to Buffalo, New York on its maiden voyage.

Scott Bravener President of Lower Lakes commented “The Ashtabula is a versatile vessel that will augment our river class capabilities with sufficient carrying capacity to allow for increased market penetration in the mid-class vessel segment of the Great Lakes market. The introduction of this vessel into service demonstrates our continuing commitment and confidence in the future of our industry and our customers’ growth prospects. The addition of the Ashtabula has allowed us to gain additional market share in several end markets. These market share gains will allow us to maximize the efficiency of our existing fleet. Despite a challenging economic environment, our fleet is fully booked for the balance of this season and the 2013 sailing season.”

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.		Lesley Snyder
Laurence S. Levy, Chairman & CEO		(212) 863-9413
Edward Levy, President		LSnyder@randlogisticsinc.com
(212) 644-3450

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